As filed with the Securities and Exchange Commission on June 3, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CUE BIOPHARMA, INC.

(Exact name of registrant as specified in its charter)

Delaware	47-3324577
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

40 Guest Street

Boston, Massachusetts 02135

(617) 949-2680

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Shao-Lee Lin

President and Chief Executive Officer

Cue Biopharma, Inc.

40 Guest Street

Boston, Massachusetts 02135

(617) 949-2680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Divakar Gupta

Sara Semnani

Courtney M.W. Tygesson

Cooley LLP

1333 2nd Street, Suite 400

Santa Monica, CA 90401

(310) 883-6400

From time to time after the effective date of this Registration Statement

(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Securities and Exchange Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The selling stockholders may not sell these securities or accept an offer to buy these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where such offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 3, 2026

PROSPECTUS

4,090,908 Shares

Common Stock Offered by the Selling Stockholders

This prospectus relates to the proposed resale from time to time of up to 4,090,908 shares, or the Shares, of our common stock, par value $0.001 per share, or the common stock, by the selling stockholders named herein, together with any additional selling stockholders listed in a prospectus supplement (together with any of such stockholders’ transferees, pledgees, donees or successors), which consist of (i) 2,727,272 shares of our common stock issuable upon the exercise of outstanding pre-funded warrants, or the Pre-Funded Warrants, to purchase shares of our common stock held by the selling stockholders and (ii) 1,363,636 shares of our common stock issuable upon the exercise of outstanding warrants, or the Warrants, to purchase shares of our common stock held by the selling stockholders (or, in certain circumstances, issuable upon exercise of Pre-Funded Warrants to purchase shares of our common stock that are issuable to holders of Warrants upon exercise of such Warrants for Pre-Funded Warrants in lieu of common stock). We will not receive any proceeds from the sale of the shares offered by this prospectus, except the exercise price of $11.00 per share of any of the Warrants exercised for cash.

The selling stockholders acquired the Pre-Funded Warrants and Warrants from us in a private placement transaction that closed on May 4, 2026, or the Private Placement. We are filing this Registration Statement on Form S-3, of which this prospectus forms a part, to fulfill our contractual obligations with the selling stockholders to provide for the resale by the selling stockholders of the Shares. See “Selling Stockholders” beginning on page 11 of this prospectus for more information about the selling stockholders. The registration of the Shares to which this prospectus relates does not require the selling stockholders to sell any of their Shares, including any shares of common stock issuable upon the exercise of Pre-Funded Warrants or Warrants.

We are not offering any shares of our common stock under this prospectus and will not receive any proceeds from the sale or other disposition of the Shares covered hereby; however, we will receive proceeds from the cash exercise of the Warrants. See “Use of Proceeds” beginning on page 10 of this prospectus.

The selling stockholders may offer and sell or otherwise dispose of the Shares described in this prospectus from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The selling stockholders will bear all selling commissions applicable to the sales of Shares, any transfer taxes and all fees and expenses of legal counsel for the selling stockholders, subject to certain specified exceptions. We will bear all other costs, expenses and fees in connection with the registration of the Shares. See the section titled “Plan of Distribution” for more information about how the selling stockholders may sell or dispose of their Shares.

Our common stock is traded on the Nasdaq Capital Market under the symbol “CUE.” On June 2, 2026, the last reported sales price of our common stock was $28.62 per share.

Investing in our securities involves a high degree of risk. Before making an investment decision, you should review carefully the risks and uncertainties described under the heading “Risk Factors” on page 7 of this prospectus as well as those contained in the applicable prospectus supplement and in any free writing prospectuses we may authorize for use in connection with a specific offering, and under similar headings in the other documents that are incorporated by reference into this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is    , 2026.

i

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, the selling stockholders may from time to time sell the shares of common stock described in this prospectus in one or more offerings or otherwise as described under “Plan of Distribution.”

This prospectus may be supplemented from time to time by one or more prospectus supplements. Such prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you must rely on the information in the prospectus supplement. You should carefully read both this prospectus and any applicable prospectus supplement together with additional information described under the heading “Where You Can Find Additional Information” before deciding to invest in any shares being offered.

Neither we nor the selling stockholders have authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any related prospectus supplement or any free writing prospectus that we have authorized. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The Shares are not being offered in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the respective dates of such document. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless otherwise stated, all references in this prospectus to “we,” “us,” “our,” “the company” and “Cue,” and similar designations, except where the context requires otherwise, refer collectively to Cue Biopharma, Inc. and its consolidated subsidiary. We own various U.S. federal trademark applications and unregistered trademarks, including our company name. All other trademarks or trade names referred to in this prospectus, including any relating to a selling stockholder, are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus are referred to without the symbols ® and ™, but such references should not be construed as any indication that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto.

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus or incorporated by reference in this prospectus and does not contain all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus, including the risks of investing in our securities discussed under the heading “Risk Factors” and under similar headings in our SEC filings, including the documents that are incorporated by reference into this prospectus. You should also carefully read the information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part.

Unless the context requires otherwise, references in this prospectus to “Cue,” “the company,” “we,” “us,” “our” or similar terms refer to Cue Biopharma, Inc. and its consolidated subsidiary.

Company Overview

We are a clinical-stage therapeutics company focused on advancing a portfolio of potentially transformative therapies aimed at enabling functional cures across immunological disorders. Our lead asset, CUE-221, is a novel humanized anti-IgE monoclonal antibody with a dual-mechanism of action currently in Phase 2 development for allergic diseases. In addition, we developed the Immuno-STAT® platform which selectively targets disease-specific T cells in vivo without broad immune modulation. Our lead autoimmune candidate, CUE-401, is advancing towards Phase 1 development and was designed to regulate inflammation and drive Treg-mediated tolerance.

Private Placement

On April 30, 2026, we entered into a securities purchase agreement, or the Securities Purchase Agreement, with accredited investors, or the Investors, pursuant to which we agreed to issue and sell to the Investors in a private placement, Pre-Funded Warrants to purchase an aggregate of up to 2,727,272 shares of our common stock and accompanying Warrants to purchase an aggregate of up to 1,363,636 shares of our common stock (or, in certain circumstances, Pre-Funded Warrants to purchase our common stock in lieu thereof) at a price of $11.00 per Pre-Funded Warrant and accompanying Warrant, or the Purchase Price. The exercise price of the Pre-Funded Warrants is $0.001 per share. The exercise price of the Warrants is $11.00 per share. We received gross proceeds of approximately $30.0 million, before deducting placement agent fees and offering expenses, and aggregate net proceeds of approximately $28.0 million, after deducting placement agent fees. The closing of the Private Placement occurred on May 4, 2026, or the Closing Date.

The Pre-Funded Warrants are cashless exercisable. In certain circumstances, upon a fundamental transaction (as described in the Pre-Funded Warrant), a holder of Pre-Funded Warrants is entitled to receive, upon exercise of the Pre-Funded Warrants, the kind and amount of securities, cash or other property that such holder would have received had they exercised the Pre-Funded Warrants immediately prior to the fundamental transaction; provided, however, that in the event of a fundamental transaction where the consideration consists solely of cash, solely of marketable securities or a combination thereof, each Pre-Funded Warrant will be deemed to be exercised in full in a cashless exercise effective immediately prior to and contingent upon the consummation of such fundamental transaction. Under the Pre-Funded Warrants, we may not effect the exercise of any such warrants, and a holder will not be entitled to exercise any portion of any such warrant that, upon giving effect to such exercise, would cause: (i) the aggregate number of shares of our common stock beneficially owned by such holder (together with its affiliates) to exceed 4.99% or 9.99%, as elected by the holder, of the number of shares of our common stock outstanding immediately after giving effect to the exercise; or (ii) the combined voting power of our securities beneficially owned by such holder (together with its affiliates) to exceed 4.99% or 9.99%, as elected by the holder, of the combined voting power of all of our securities outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the applicable warrant, which percentage may be changed at the holder’s election to a higher percentage not in excess of 19.99% upon 61 days’ notice to us.

The Warrants are exercisable at any time prior to five years after the Closing Date. Each Warrant is exercisable solely by means of a cash exercise, except that the Warrant is exercisable via cashless exercise if, at the time of exercise, a registration statement registering the issuance of the shares of our common stock underlying the Warrants under the Securities Act of 1933, as amended, or the Securities Act, is not then effective. The Warrants include certain rights upon fundamental transactions (as described in the Warrants), including in the event of certain fundamental transactions which are approved by our Board of Directors, or the Board, the right to require us or a successor entity to redeem the Warrants for cash in the amount of the Black Scholes value of the unexercised portion of the Warrants on the date of the consummation of the fundamental transaction. In the event of a fundamental transaction which is not within our control, including but not limited to a fundamental transaction that is not approved by the Board, or, in the event of a fundamental transaction where the alternate consideration payable to common stockholders is equity securities of the successor entity that are quoted or listed on a nationally recognized securities exchange, the holders of the Warrants are only entitled to receive from us, or any successor entity, the same type or form of consideration (and in the same proportion), at the Black Scholes value of the unexercised portion of the Warrant as is being offered and paid to our common stockholders in connection with the fundamental transaction. A holder of Warrants (together with its affiliates) may not exercise any portion of a Warrant to the extent that the holder would beneficially own more than 4.99% or 9.99%, at the election of the holder, of our outstanding common stock immediately after exercise, which percentage may be changed at the holder’s election to a higher percentage not in excess of 19.99% upon 61 days’ notice to us.

Based in part upon the representations of the Investors in the Securities Purchase Agreement, the offering and sale of the Pre-Funded Warrants and the Warrants was exempt from registration under Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D under the Securities Act.

Also on April 30, 2026, we entered into a registration rights agreement, or the Registration Rights Agreement, with the Investors, pursuant to which we agreed to register for resale the Shares. Under the Registration Rights Agreement, we agreed to file a registration statement covering the resale by the Investors of the Shares within 30 days following the closing of the Private Placement, or the Filing Deadline. We agreed to use commercially reasonable efforts to cause such registration statement to be declared effective as soon as reasonably practicable. We have also agreed to use commercially reasonable efforts to cause the registration statement to remain continuously effective until the earlier of (i) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with such registration statement or (ii) the date on which all of the shares may be sold without restriction pursuant to Rule 144 of the Securities Act. The Company has agreed to be responsible for all fees and expenses incurred in connection with the registration of the Shares.

In the event (i) the registration statement has not been filed by the Filing Deadline, (ii) following receipt of approval by our stockholders of the issuance of our common stock upon exercise of the Pre-Funded Warrants and the Warrants in accordance with applicable listing rules of the Nasdaq Stock Market, including Nasdaq Listing Rule 5635, the registration statement has not been declared effective prior to the earlier of (a) five business days after the date on which we are notified by the Securities and Exchange Commission, or the SEC, that the registration statement will not be reviewed or is not subject to further comment by the SEC staff, (b) the 60th day following the Closing Date, if the SEC staff determines not to review the registration statement, or (c) the 90th day following the Closing Date, if the SEC staff determines to review the registration statement, or (iii) after the registration statement has been declared effective by the SEC, sales cannot be made pursuant to the registration statement for any reason, subject to certain limited exceptions, then we have agreed to make pro rata payments to each Investor as liquidated damages in an amount equal to 1.0% of the aggregate amount invested by each such Investor for the Shares for the initial day of failure and for each 30-day period thereafter (or pro rata for any portion thereof) until such failure is cured, subject to certain caps set forth in the Registration Rights Agreement.

We granted the Investors customary indemnification rights in connection with the registration statement. The Investors also granted us customary indemnification rights in connection with the registration statement.

The registration statement of which this prospectus is a part relates to the offer and resale of the Shares issued to the Investors pursuant to the Securities Purchase Agreement, including the shares of our common stock issuable upon the exercise of outstanding Pre-Funded Warrants and Warrants. When we refer to the selling stockholders in this prospectus, we are referring to the Investors and, as applicable, any donees, pledgees, assignees, transferees or other successors-in-interest selling the Shares received after the date of this prospectus from the selling stockholders as a gift, pledge, or other non-sale related transfer.

Following the closing of the Private Placement, as of June 1, 2026 we had 4,200,343 shares of common stock outstanding.

Risks Associated with Our Business

Our business is subject to a number of risks of which you should be aware before making an investment decision. These risks are discussed more fully in the section titled “Risk Factors” immediately following this prospectus summary and under similar headings in our filings with the SEC which are incorporated by reference in this prospectus. These risks include the following:

•

Our recurring losses from operations raise substantial doubt regarding our ability to continue as a going concern. Company management has obtained and continues to pursue additional financing and cost-management initiatives to support future operations, however such funding may not be available on acceptable terms or at all.

•	We are a clinical-stage biopharmaceutical company, have no history of generating commercial revenue, have a history of operating losses and may never achieve or maintain profitability.

•	We currently do not have, and may never develop, any U.S Food and Drug Administration, or FDA,-approved or commercialized products.

•

We are substantially dependent on the success of our drug product candidates, and significant additional research and development and clinical testing will be required before we can potentially seek regulatory approval for or commercialize any of our drug product candidates.

•	We have no history of commercializing biologic products, which may make it difficult to evaluate the prospects for our future viability.

•	Success in preclinical studies or early clinical trials may not be indicative of results obtained in later trials.

•

We may derive results and data for CUE-221 from clinical trials conducted by UBI/Ascendant in China; our access to the clinical results and data may be limited and there is no assurance that the clinical data from any such trials will be accepted or considered by the FDA, or other comparable regulatory authorities.

•

We plan to continue to seek collaborations or strategic alliances. However, we may not be able to establish such relationships, and relationships we have established may not provide the expected benefits.

•

We may not be successful in our efforts to identify additional drug product candidates. Due to our limited resources and access to capital, we must prioritize the development of certain drug product candidates; these decisions may prove to be wrong and may adversely affect our business.

•

We face significant competition from other biotechnology and pharmaceutical companies, and our operating results will suffer if we fail to compete effectively. Our competitors may be able to develop other compounds or drugs that are able to achieve similar or better results than our drug product candidates.

•

We rely on third parties to conduct our clinical trials. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, we may not be able to successfully complete development of, obtain regulatory approval for, or commercialize our drug product candidates and our business could be substantially harmed.

•	We rely completely on third parties to manufacture our preclinical and clinical drug supplies for our drug product candidates.

•

If we or our licensor(s) are unable to protect our or its intellectual property, then our financial condition, results of operations and the value of our technology and potential products could be adversely affected.

•

Even if we, or any collaborators we may have, obtain marketing approvals for any of our drug product candidates, the terms of approvals and ongoing regulation of our products could require the substantial expenditure of resources and may limit how we, or they, manufacture and market our products, which could materially impair our ability to generate revenue.

•

We will need substantial additional financing to support our growth and ongoing operations. Additional capital may be difficult to obtain, restrict our operations, require us to relinquish rights to our technologies or drug product candidates, encumber our assets and result in ongoing debt service cost, or result in additional dilution to our stockholders.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” as defined in the Securities Exchange Act of 1934, as amended, or the Exchange Act. For as long as we remain a smaller reporting company, we may take advantage of certain exemptions from various public company reporting requirements, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation. We will be able to take advantage of these scaled disclosures for so long as our voting and non-voting common stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and our voting and non-voting common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

Corporate Information

We were incorporated as Imagen Biopharma, Inc. in Delaware on December 31, 2014. In October 2016, we changed our name to Cue Biopharma, Inc. The address of our corporate headquarters is 40 Guest Street, Boston, Massachusetts 02135 and our telephone number is (617) 949-2680. Our website address is www.cuebiopharma.com. Our website and the information contained on, or that can be accessed through, our website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus.

THE OFFERING

Common Stock Offered by the Selling Stockholders	4,090,908 Shares (consisting of 2,727,272 shares of our common stock issuable upon the exercise of the Pre-Funded Warrants and 1,363,636 shares of our common stock issuable upon exercise of the Warrants).

Use of Proceeds	The selling stockholders will receive all of the proceeds from the sale of the Shares hereunder. Accordingly, we will not receive any of the proceeds from the sale of the Shares in this offering; however, we will receive proceeds from any cash exercise of the Warrants. See “Use of Proceeds.”

Risk Factors	An investment in our common stock involves a high degree of risk. See the information contained in or incorporated by reference in the section titled “Risk Factors” and under similar headings in the other documents that are incorporated by reference herein, as well as the other information included in or incorporated by reference in this prospectus.

Nasdaq Capital Market Symbol	Our common stock is listed on The Nasdaq Capital Market under the symbol “CUE.”

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties described under the heading “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as updated by our quarterly and other reports and documents that are incorporated by reference into this prospectus, before deciding whether to purchase any of the securities being registered pursuant to the registration statement of which this prospectus is a part. Each of the risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities, and the occurrence of any of these risks might cause you to lose all or part of your investment. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations. Please also read carefully the section below titled “Cautionary Note Regarding Forward-Looking Statements.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as “believe,” “expect,” “may,” “will,” “should,” “would,” “could,” “seek,” “intend,” “plan,” “goal,” “project,” “estimate,” “anticipate,” “strategy,” “future,” “likely” or other comparable terms. All statements, other than statements of historical fact, contained in this prospectus and the documents incorporated by reference herein, including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans and objectives of management, are forward-looking statements.

The forward-looking statements in this prospectus and the documents incorporated by reference herein include, among other things, statements about:

•	the initiation, timing, progress and results of our ongoing and planned preclinical studies and any future clinical trials and our research and development programs;

•	our estimates regarding expenses, future revenue, capital requirements and need for additional financing;

•

our expectations regarding our ability to fund our projected operating requirements with our existing cash resources and the period in which we expect that such cash resources will enable us to fund such operating requirements;

•

our plans to develop our drug product candidates, including our prioritization of our autoimmune programs, including CUE-221 (formerly known as Ascendant-221), CUE-401 and the CUE-500 series (excluding CUE-501, which has been licensed to Boehringer Ingelheim International GmbH);

•	the timing of and our ability to submit applications for, and to obtain and maintain regulatory approvals for, our drug product candidates;

•	the potential advantages of our drug product candidates;

•	the rate and degree of market acceptance and clinical utility of our drug product candidates, if approved;

•	our estimates regarding the potential market opportunity for our drug product candidates;

•	our commercialization, marketing and manufacturing capabilities and strategy;

•	our intellectual property position;

•	our ability to identify additional products, drug product candidates or technologies with significant commercial potential that are consistent with our commercial objectives;

•	the impact of government laws and regulations, general economic and market conditions, inflation, and the imposition of new or revised global trade tariffs;

•	our competitive position;

•	developments relating to our competitors and our industry;

•	our ability to continue as a going concern; and

•	our ability to maintain and establish collaborations or obtain additional funding.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. See the “Risk Factors” section included in our periodic reports filed with the SEC and in the other documents incorporated by reference in this prospectus for more information. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, collaborations, joint ventures or investments we may make or enter into.

You should read this prospectus and the documents incorporated by reference herein and therein completely and with the understanding that our actual future results may be materially different from what we expect. The forward-looking statements contained in this prospectus or incorporated by reference herein speak only as of the date on which they are made, and we do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

This prospectus incorporates by reference statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties as well as our own estimates of potential market opportunities based on our analysis of these data, research, surveys and studies. All of the market data incorporated by reference in this prospectus involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such data. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. Our estimates of the potential market opportunities for our drug product candidates include a number of key assumptions based on our industry knowledge, industry publications and third-party research, surveys and studies, which may be based on a small sample size and fail to accurately reflect market opportunities. While we believe that our internal assumptions are reasonable, and we are responsible for such information, no independent source has verified such assumptions.

USE OF PROCEEDS

The selling stockholders will receive all of the proceeds from the sale of the Shares hereunder. Accordingly, we will not receive any of the proceeds from the sale of the Shares in this offering; however, we will receive proceeds from any cash exercise of the Warrants.

SELLING STOCKHOLDERS

We have prepared this prospectus to allow the selling stockholders to offer and sell from time to time up to 4,090,908 shares of our common stock for their own account, consisting of (i) 2,727,272 shares of our common stock issuable to the selling stockholders upon the exercise of the Pre-Funded Warrants and (ii) 1,363,636 shares of our common stock issuable to the selling stockholders upon exercise of the Warrants, each without giving effect to any beneficial ownership limitation contained in any Pre-Funded Warrant or Warrant.

We are registering the offer and sale of the Shares to satisfy certain registration obligations that we granted the selling stockholders in connection with the purchase of the Shares pursuant to the Registration Rights Agreement. Under the terms of the Registration Rights Agreement, we agreed to file a registration statement covering the resale of the Shares by the Filing Deadline, and we agreed to use commercially reasonable efforts to cause such registration statement to be declared effective as soon as reasonably practicable. We have also agreed to use commercially reasonable efforts to cause the registration statement to remain continuously effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with such registration statement or (2) the date on which all of the shares may be sold without restriction pursuant to Rule 144 of the Securities Act.

The Pre-Funded-Warrants provide that we may not effect the exercise of any such warrants, and a holder will not be entitled to exercise any portion of any such warrant that, upon giving effect to such exercise, would cause: (i) the aggregate number of shares of our common stock beneficially owned by such holder (together with its affiliates) to exceed 4.99% or 9.99%, as elected by the holder, of the number of shares of our common stock outstanding immediately after giving effect to the exercise; or (ii) the combined voting power of our securities beneficially owned by such holder (together with its affiliates) to exceed 4.99% or 9.99%, as elected by the holder, of the combined voting power of all of our securities outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the applicable warrant, which percentage may be changed at the holder’s election to a higher percentage not in excess of 19.99% upon 61 days’ notice to us.

The Warrants provide that a holder of Warrants (together with its affiliates) may not exercise any portion of a Warrant to the extent that the holder would beneficially own more than 4.99% or 9.99%, at the election of the holder, of our outstanding common stock immediately after exercise, which percentage may be changed at the holder’s election to a higher percentage not in excess of 19.99% upon 61 days’ notice to us.

The selling stockholders have not had any material relationship with us within the past three years, except for the ownership of our securities, other than Shao-Lee Lin who has served as our President and Chief Executive Officer, and as a member of our Board, since April 2026.

The following table sets forth, to our knowledge, information concerning the beneficial ownership of shares of our common stock by the selling stockholders as of June 1, 2026. Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to our common stock. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that each selling stockholder named in the table below has sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

The number of shares of common stock that may be offered under this prospectus includes (i) all shares of our common stock underlying Pre-Funded Warrants purchased by such selling stockholder in the Private Placement and (ii) all shares of our common stock underlying Warrants purchased by such selling stockholder in the Private Placement, without giving effect to any beneficial ownership limitations in the Pre-Funded Warrants and Warrants. The number of shares of common stock beneficially owned by each selling stockholder following the offering assumes all of the Shares covered hereby are sold and such stockholder does not acquire beneficial ownership of any additional shares of common stock.

The percentage of shares owned before and after the offering are based on 4,200,343 shares of our common stock outstanding as of June 1, 2026, which does not include any shares of common stock offered by this prospectus that are issuable pursuant to the Pre-Funded Warrants and the Warrants, and assumes the selling stockholders dispose of all of the Shares covered by this prospectus and do not acquire beneficial ownership of any additional shares of common stock. The registration of the Shares does not necessarily mean that the selling stockholders will sell all or any portion of the Shares covered by this prospectus.

The selling stockholders may sell some, all or none of the Shares offered by this prospectus from time to time. We do not know how long the selling stockholders will hold the Shares covered hereby before selling them and we currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale or other disposition of any Shares.

As used in this prospectus, the term “selling stockholders” includes the selling stockholders listed in the table below, together with any additional selling stockholders listed in a prospectus supplement, and their donees, pledgees, assignees, transferees, distributees and successors-in-interest that receive Shares in any non-sale transfer after the date of this prospectus.

Except as otherwise noted below, the address for persons listed in the table is c/o Cue Biopharma, Inc., 40 Guest Street, Boston, Massachusetts 02135.

	Beneficial Ownership Prior to this Offering			Beneficial Ownership After this Offering(1)
Name of Selling Stockholder		Percentage of Outstanding Common Stock	Number of Shares Being Offered(2)	Number of Shares	Percentage of Outstanding Common Stock
Bleichroeder LP(3)	440,976	9.99%	409,089	486,380	9.99%
Christopher Achar(4)	34,086	1.00%	34,086	—	—
Carlo Alberici(5)	12,645	*	4,089	8,556	*
James R. Aldridge(6)	9,095	*	3,408	5,687	*
Howard Altshuler(7)	3,408	*	3,408		—
Peter Appel(8)	213,445	4.99%	409,089	234,931	4.99%
Ballington Living Trust DTD 8-5-14(9)	4,422	*	4,089	333	*
Steven Baum(10)	58,023	1.36%	53,635	4,388	*
Mark J. Bigger(11)	5,577	*	4,089	1,488	*
Blue Earth Fund Limited Partnership(12)	13,635	*	13,635	—	—
Boardwalk Properties LLC(13)	4,089	*	4,089	—	—
Kevin M. Borkowski(14)	1,362	*	1,362	—	—
Mark W. Boyer(15)	16,410	*	6,816	9,594	*
Rocco Brescia(16)	5,111	*	3,408	1,703	*
Joseph Michael Buonaiuto(17)	3,143	*	2,043	1,100	*
Candlestick Lane Investments LP(18)	16,211	*	8,181	8,030	*
Timothy L. Carpenter & Julie L. Carpenter JTWROS(19)	10,046	*	3,408	6,638	*
Dennis L. Chesley(20)	18,347	*	13,635	4,712	*
Charles Christensen(21)	10,647	*	10,227	420	*
Ronald J. Ciasulli(22)	20,420	*	13,635	6,785	*
Karen Bedrosian Separate Property Trust DTD 10-5-2001(23)	18,611	*	13,635	4,976	*
Peter Davidson(24)	13,632	*	13,632	—	*
Mario Dellaera(25)	14,112	*	4,089	10,023	*
Mark R. Demich(26)	6,443	*	3,408	3,035	*

	Beneficial Ownership Prior to this Offering			Beneficial Ownership After this Offering(1)
Name of Selling Stockholder		Percentage of Outstanding Common Stock	Number of Shares Being Offered(2)	Number of Shares	Percentage of Outstanding Common Stock
The DeSouza Family Trust DTD 5-24-2011(27)	2,721	*	2,721	—	—
Joseph M. DiAngelo(28)	2,543	*	2,043	500	*
Daniel DiFilippo(29)	6,686	*	3,408	3,278	*
Christopher E. DiPetrillo(30)	3,325	*	2,043	1,282	*
Francis Dominique & Majella Dominique JTWROS(31)	3,957	*	2,727	1,230	*
Paul G. Elie(32)	12,801	*	4,770	8,031	*
Salvatore Esposito(33)	8,089	*	4,089	4,000	*
Ali Farahpour(34)	212,727	4.99%	136,359	179,430	4.11%
Kristin Leigh Smallwood & Timothy Robert Fisk JTWROS(35)	5,289	*	4,089	1,200	*
Keith Fleischmann(36)	5,104	*	3,408	1,696	*
Scott Guasta(37)	7,270	*	2,727	4,543	*
Joseph S. Glodek(38)	5,454	*	5,454	—	—
Joseph William Glodek(39)	3,508	*	3,408	100	*
Keith Guenther(40)	8,554	*	7,500	1,054	*
Paul Harman(41)	6,827	*	5,181	1,646	*
Brian L. Heckler Revocable Trust DTD 3-4-2005(42)	4,458	*	3,408	1,050	*
Scott Frederic Hesse & Patricia Lynn Hesse JTWROS(43)	7,214	*	2,727	4,487	*
Dennis D. Howarter & Pamela J. Howarter JTWROS(44)	8,982	*	6,816	2,166	*
James M. Huber Trust DTD 1-28-2020(45)	5,124	*	3,408	1,716	*
Donald L. Hulet(46)	2,148	*	2,043	105	*
Ironwood Assets LLC(47)	5,778	*	4,362	1,416	*
Keith Jackson(48)	6,936	*	4,770	2,166	*
Daniel Jassy(49)	6,813	*	6,813	—	—
Matthew Jones(50)	5,752	*	4,086	1,666	*
Robert Kastenschmidt(51)	4,189	*	4,089	100	*
David A. Katz(52)	29,242	*	13,635	15,607	*
Robert Richard Keehan(53)	9,546	*	6,816	2,730	*
David A. Killam(54)	4,770	*	4,770	—	—
James M. Koch(55)	11,543	*	6,816	4,727	*
James P. Kolar(56)	17,769	*	10,908	6,861	*
Investment Mgt Holdings LLC(57)	34,086	*	34,086	—	—
Kurtis Krentz(58)	17,789	*	10,227	7,562	*
Richard Kunihira(59)	3,408	*	3,408	—	—
Kirkland Edward Larson(60)	20,306	*	6,816	13,490	*
James C. Leslie(61)	7,712	*	3,408	4,304	*
Richard Libretti(62)	12,954	*	12,954	—	—
Richard P. Libretti & Lois Libretti JTWROS(63)	10,387	*	6,816	3,571	*
Shao-lee Lin Trust DTD 3-13-2023(64)	136,359	3.14%	136,359	—	—
Paul E Linthorst(65)	2,782	*	2,043	739	*

	Beneficial Ownership Prior to this Offering			Beneficial Ownership After this Offering(1)
Name of Selling Stockholder		Percentage of Outstanding Common Stock	Number of Shares Being Offered(2)	Number of Shares	Percentage of Outstanding Common Stock
Kevin Mackenzie(66)	3,900	*	3,408	492	*
Samir Mammadov(67)	4,008	*	3,408	600	*
Tanvir Ali Master(68)	4,474	*	3,408	1,066	*
Larry M. Matsui(69)	25,198	*	6,816	18,382	*
Carol Matsui(70)	12,599	*	3,408	9,191	*
Maz Partners LP(71)	3,408	*	3,408	—	—
William Mccluskey(72)	216,171	4.99%	218,181	112,670	2.53%
Michael W. Mcguiness(73)	54,540	1.28%	54,540	—	—
Steven L. Mcknight(74)	7,521	*	6,813	708	*
Nicholas L. Miller(75)	7,957	*	6,816	1,141	*
Michael M. Kellen Descendants 2012 GST Trust(76)	68,181	1.60%	68,181	—	—
John Scott Moore(77)	2,093	*	2,043	50	*
Jorge Morazzani(78)	3,328	*	2,862	466	*
Edmond Allen Morrison(79)	6,088	*	4,089	1,999	*
Sam Naficy(80)	26,488	*	13,632	12,856	*
James Eric Nicely & Karen B Nicely JTWROS(81)	1,438	*	1,362	76	*
Donald J. Nitti(82)	20,448	*	20,448	—	—
Richard Douglas Nix Revoc Trust DTD 4-28-2019(83)	14,976	*	13,629	1,347	*
Jordan Nolte(84)	13,629	*	13,629	—	—
Mason Henry Otten & Aubree Rose Otten JTWROS(85)	11,554	*	5,454	6,100	*
Padinha Management Trust DTD 8-12-2021(86)	14,598	*	6,816	7,782	*
Benjamin L. Padnos and Affiliates(87)	23,862	*	23,862	—	—
Jeffrey S. Padnos & Margaret M. Padnos JTWROS(88)	10,227	*	10,227	—	*
AJP Living Trust DTD 4-1-2008(89)	2,043	*	2,043	—	—
Thomas Puthiyamadam(90)	14,736	*	3,408	11,328	*
Michael F. Quinlan(91)	2,158	*	2,043	115	*
Peter D. Raymond Revoc. Trust DTD 11-23-2012(92)	2,954	*	2,454	500	*
Aaron Resnick(93)	6,250	*	4,089	2,161	*
Erick E Richardson(94)	217,884	4.99%	286,362	113,054	2.49%
Andrew Schwartzberg(95)	213,419	4.99%	770,424	253,882	4.99%
Donald P. Sesterhenn(96)	2,328	*	1,362	966	*
Thomas Euclid Smith, Jr.(97)	2,876	*	2,043	833	*
The Snow Family Trust DTD 6-4-2021(98)	4,152	*	3,408	744	*
James Somers(99)	8,010	*	2,727	5,283	*
Stealth Funding Corp(100)	4,392	*	3,135	1,257	*
Strome Mezzanine Fund II LP(101)	214,841	4.99%	886,362	261,393	4.99%
James Douglas Summa(102)	3,700	*	2,043	1,657	*
Sweet Grass 490(103)	6,813	*	6,813	—	—
Rajiv A. Thadani(104)	5,604	*	5,454	150	*

	Beneficial Ownership Prior to this Offering			Beneficial Ownership After this Offering(1)
Name of Selling Stockholder		Percentage of Outstanding Common Stock	Number of Shares Being Offered(2)	Number of Shares	Percentage of Outstanding Common Stock
Chetan R. Vagholkar(105)	8,486	*	4,770	3,716	*
Ellen Louise Valde(106)	2,563	*	2,043	520	*
Daniel M. Valerio(107)	3,706	*	2,043	1,663	*
Gerard J. Verweij(108)	4,241	*	3,408	833	*
Greg A. Walker & Susan H. Walker JTWROS(109)	18,768	*	6,816	11,952	*
Martin S. Walker(110)	13,635	*	13,635	—	—
Brian Weitman(111)	54,915	1.29%	40,902	14,013	*
Shaheen Wirk(112)	13,632	*	13,632	—	—
Kevin Wu(113)	7,143	*	4,089	3,054	*
Eugene Zaino(114)	6,531	*	2,727	3,804	*
Jeffrey E. Zaleski(115)	3,769	*	2,727	1,042	*
Stephen V. Zawoyski(116)	2,082	*	1,362	720	*
Kevin J. Zegers(117)	20,448	*	20,448	—	—

*	Represents beneficial ownership of less than 1%.
(1)	Assumes each selling stockholder sells the maximum number of shares of our common stock possible in this offering.
(2)

Represents all of the shares of our common stock that the selling stockholders may offer and sell from time to time under this prospectus without giving effect to the beneficial ownership limitations in the Pre-Funded Warrants and Warrants.

(3)

The shares reported under “Beneficial Ownership Prior to this Offering” consist of (i) 227,137 shares of common stock and (ii) shares of common stock issuable upon the exercise of Pre-Funded Warrants and Warrants held by Bleichroeder LP through its affiliates, including 21 April Fund, L.P. and 21 April Fund, Ltd. Due to a beneficial ownership blocker in the Pre-Funded Warrants and Warrants, the number of shares beneficially owned prior to the offering excludes 394,092 shares of common stock issuable upon the exercise of Pre-Funded Warrants and 202,538 shares of common stock issuable upon the exercise of Warrants held by Bleichroeder LP. The number of shares being offered consists of 272,726 and 136,363 shares of common stock issuable upon the exercise of Pre-Funded Warrants and Warrants, respectively, held by Bleichroeder LP. Bleichroeder LP is the investment manager to its affiliates, including 21 April Fund, L.P. and 21 April Fund, Ltd. and may be deemed to beneficially own these shares. Michael M. Kellen and Andrew Gundlach are the portfolio managers of 21 April Fund, L.P. and 21 April Fund, Ltd. and exercise investment discretion with respect to these shares. The address for Bleichroeder Holdings LLC and Bleichroeder LP is 1345 Avenue of the Americas, 47th Floor, New York, NY 10105.

(4)

Consists of (i) 22,724 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 11,362 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by Christopher Achar. The address for the selling stockholder is 6443 Lindenhurst Ave, Los Angeles, CA 90048.

(5)

Consists of (i) 2,726 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 1,363 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by Carlo Alberici. The address for the selling stockholder is 560 Lexington Avenue, New York, NY 10022.

(6)

Consists of (i) 2,272 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 1,136 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by James R. Aldridge. The address for the selling stockholder is 49 Church Lane, Scarsdale, NY 10583.

(7)

Consists of (i) 2,272 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 1,136 shares of common stock issuable upon exercise of the Warrants issued in the Private Placement, in each case held by Howard Altshuler. The address for the selling stockholder is 4905 Joshua Drive, Flower Mound, TX 75028.

(8)

Consists of (i) 272,726 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 136,363 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by Peter Appel. Due to a beneficial ownership blocker in the Pre-Funded Warrants and Warrants, the number of shares beneficially owned prior to the offering excludes 524,382 shares of common stock issuable upon the exercise of Pre-Funded Warrants and 264,595 shares of common stock issuable upon the exercise of Warrants held by Peter Appel. The address for the selling stockholder is 3505 Main Lodge Dr, Coconut Grove, FL 33133.

(9)

Consists of (i) 2,726 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 1,363 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by Ballington Living Trust DTD 8-5-14. The address for the selling stockholder is 10428 Parker House Dr, Great Falls, VA 22066.

(10)

Consists of (i) 9,090 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 44,545 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by Steven Baum. The address for the selling stockholder is 129 Sands Point Rd, Port Washington, NY 11050.

(11)

Consists of (i) 2,726 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 1,363 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by Mark J. Bigger. The address for the selling stockholder is 809 Crystal Downs Ct, Bakersfield, CA 93312.

(12)

Consists of (i) 9,090 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 4,545 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by Blue Earth Fund Limited Partnership. Brett Conrad has voting and investment control of the securities held by Blue Earth Fund Limited Partnership. The address of Blue Earth Fund Limited Partnership is 5339 Hidden Pinyon Drive, St. George, UT 84770.

(13)

Consists of (i) 2,726 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 1,363 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by Boardwalk Properties LLC. Emilio DiMatteo has voting and investment control of the securities held by Boardwalk Properties LLC. The address of Boardwalk Properties LLC is 7 Sterling Road S, Armonk, NY 10504.

(14)

Consists of (i) 908 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 454 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by Kevin M. Borkowski. The address for the selling stockholder is 17143 Harcombe Drive, Charlotte, NC 28277.

(15)

Consists of (i) 4,544 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 2,272 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by Mark W. Boyer. The address for the selling stockholder is 224 Beachside Cove, Locust Grove, VA 22508.

(16)

Consists of (i) 2,272 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 1,136 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by Rocco Brescia. The address for the selling stockholder is 38 Faenza, Newport Coast, CA 92657.

(17)

Consists of (i) 1,362 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 681 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by Joseph Michael Buonaiuto. The address for the selling stockholder is 9784 Kingston Cir, Powell, OH 43065.

(18)

Consists of (i) 5,454 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 2,727 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by Candlestick Lane Investments LP. Daniel Verret has voting and investment control of the securities held by Candlestick Lane Investments LP. The address for the selling stockholder is 6545 Preston Road, Suite 200, Plano, TX 75024.
(19)

Consists of (i) 2,272 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 1,136 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by Timothy L. Carpenter & Julie L. Carpenter JTWROS. Timothy L. Carpenter has voting and investment control of the securities held by Timothy L. Carpenter & Julie L. Carpenter JTWROS. The address for the selling stockholder is 1233 Ocean Blvd W, Holden Beach, NC 28462.

(20)

Consists of (i) 9,090 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 4,545 shares of common stock issuable upon exercise of the Warrants issued in the Private Placement, in each case held by Dennis L. Chesley. The address for the selling stockholder is 1510 Longfellow Street, McLean, VA 22101.

(21)

Consists of (i) 6,818 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 3,409 shares of common stock issuable upon exercise of the Warrants issued in the Private Placement, in each case held by Charles Christensen. The address for the selling stockholder is 230 Center Road, Frankfort, IL 60423.

(22)

Consists of (i) 9,090 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 4,545 shares of common stock issuable upon exercise of the Warrants issued in the Private Placement, in each case held by Ronald J. Ciasulli. The address for the selling stockholder is 243 Rte 22 East, Springfield, NJ 07081.

(23)

Consists of (i) 9,090 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 4,545 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by Karen Bedrosian Separate Property Trust DTD 10-5-2001. Karen B. Coyne has voting and investment control of the securities held by Karen Bedrosian Separate Property Trust DTD 10-5-2001. The address for the selling stockholder 2934 N. Beverly Glen, Unit 347, Los Angeles, CA 90077.

(24)

Consists of (i) 9,088 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 4,544 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by Peter Davidson. The address for the selling stockholder 888 7th Avenue, 4th Floor, New York, NY 10106.

(25)

Consists of (i) 2,726 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 1,363 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by Mario Dellaera. The address for the selling stockholder 217 Park Drive, Eastchester, NY 10709.

(26)

Consists of (i) 2,272 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 1,136 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by Mark R. Demich. The address for the selling stockholder is 12 Cross Hwy, Unit B, Westport, CT 06880.

(27)

Consists of (i) 1,814 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 907 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by The DeSouza Family Trust DTD 5-24-2011. Stephen DeSouza has voting and investment control of the securities held by The DeSouza Family Trust DTD 5-24-2011. The address for the selling stockholder is 12543 N. 118th Way, Scottsdale, AZ 85259.

(28)

Consists of (i) 1,362 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 681 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by Joseph M. DiAngelo. The address for the selling stockholder is 9039 Portofino Place, Dublin, OH 43016.

(29)

Consists of (i) 2,272 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 1,136 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by Daniel DiFilippo. The address for the selling stockholder is 1257 Mariola Ct, Miami, FL 33134.

(30)

Consists of (i) 1,362 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 681 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by Christopher E. DiPetrillo. The address for the selling stockholder is 115 York Rd, Mansfield, MA 02048.

(31)

Consists of (i) 1,818 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 909 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by Francis Dominique & Majella Dominique JTWROS. Francis Dominique has voting and investment control of the securities held by Francis Dominique & Majella Dominique JTWROS. The address for the selling stockholder is 161 Leota Avenue, Sunnyvale, CA 94086.

(32)

Consists of (i) 3,180 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 1,590 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by Paul G. Elie. The address for the selling stockholder is 240 Woodwind Dr, Bloomfield Hills, MI 48304.

(33)

Consists of (i) 2,726 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 1,363 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by Salvatore Esposito. The address for the selling stockholder is 105 Annfield Court, Staten Island, NY 10304.

(34)

Consists of (i) 90,906 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 45,453 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by Ali Farahpour. Due to a beneficial ownership blocker in the Pre-Funded Warrants and Warrants, the number of shares beneficially owned prior to the offering excludes 56,511 shares of common stock issuable upon the exercise of Pre-Funded Warrants and 46,551 shares of common stock issuable upon the exercise of Warrants held by Ali Farahpour. The address for the selling stockholder is 10809 Stanmore Dr, Potomac, MD 20854.

(35)

Consists of (i) 2,726 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 1,363 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by Kristin Leigh Smallwood & Timothy Robert Fisk JTWROS. Timothy Robert Fisk has voting and investment control of the securities held by Kristin Leigh Smallwood & Timothy Robert Fisk JTWROS. The address of for the selling stockholder is 460 Linden Road, Birmingham, MI 48009.

(36)

Consists of (i) 2,272 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 1,136 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by Keith Fleischmann. The address of Keith Fleischmann is 6240 W. 3rd Street, Unit 421, Los Angeles, CA 90036.

(37)

Consists of (i) 1,818 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 909 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by Scott Guasta. The address for the selling stockholder is 55 Ocean Oaks Lane, Palm Coast, FL 32137.

(38)

Consists of (i) 3,636 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 1,818 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by Joseph S. Glodek. The address for the selling stockholder is 6 Colts Run, Chester, NJ 07930.

(39)

Consists of (i) 2,272 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 1,136 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by Joseph William Glodek. The address for the selling stockholder is 80 Renaissance Blvd, Somerset, NJ 08873.

(40)

Consists of (i) 5,000 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 2,500 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by Keith Guenther. The address for the selling stockholder is 27562 San Blas, Mission Viejo, CA 92692.

(41)

Consists of (i) 3,454 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 1,727 shares of common stock issuable upon exercise of Warrants issued in the

Private Placement, in each case held by Paul Harman. The address for the selling stockholder is 10717 Rising Sun Dr, Bakersfield, CA 93312.
(42)

Consists of (i) 2,272 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 1,136 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by Brian L. Heckler Revocable Trust DTD 3-4-2005. Brian L. Heckler has voting and investment control of the securities held by Brian L. Heckler Revocable Trust DTD 3-4-2005. The address for the selling stockholder is 1223 Beacon Street, New Smyrna, FL 32169.

(43)

Consists of (i) 1,818 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 909 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by Scott Frederic Hesse & Patricia Lynn Hesse JTWROS. Scott Frederic Hesse has voting and investment control of the securities held by Scott Frederic Hesse & Patricia Lynn Hesse JTWROS. The address for the selling stockholder is 44981 Oak Forest Dr, Northville, MI 48168.

(44)

Consists of (i) 4,544 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 2,272 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by Dennis D. Howarter & Pamela J. Howarter JTWROS. Dennis D. Howarter has voting and investment control of the securities held by Dennis D. Howarter & Pamela J. Howarter JTWROS. The address for the selling stockholder is 705 West Jackson Avenue, Naperville, IL 60540.

(45)

Consists of (i) 2,272 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 1,136 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by James M. Huber Trust DTD 1-28-2020. James M. Huber has voting and investment control of the securities held by James M. Huber Trust DTD 1-28-2020. The address for the selling stockholder is 2367 Springside Oval, Brecksville, OH 44141.

(46)

Consists of (i) 1,362 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 681 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by Donald L. Hulet. The address for the selling stockholder is P.O. Box 552, Draper, UT 84020.

(47)

Consists of (i) 2,908 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 1,454 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by Ironwood Assets LLC. Eric K. Thompson has voting and investment control of the securities held by Ironwood Assets LLC. The address for the selling stockholder is 7188 Ox Bow Cir, Tallahassee, FL 32312.

(48)

Consists of (i) 3,180 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 1,590 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by Keith Jackson. The address for the selling stockholder is 213 Pumpkin Place, Richmond, VA 23236.

(49)

Consists of (i) 4,542 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 2,271 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by Daniel Jassy. The address for the selling stockholder is 4184 Randolph Street, San Diego, CA 92103.

(50)

Consists of (i) 2,724 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 1,362 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by Matthew Jones. The address for the selling stockholder is 3907 Park Ln, Dallas, TX 75220.

(51)

Consists of (i) 2,726 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 1,363 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by Robert Kastenschmidt. The address for the selling stockholder is 28323 Meadow Falls, Magnolia, TX 77355.

(52)

Consists of (i) 9,090 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 4,545 shares of common stock issuable upon exercise of Warrants issued in the

Private Placement, in each case held by David A. Katz. The address for the selling stockholder is 2020 N Bayshore Dr, Apt 4302, Miami FL 33137.
(53)

Consists of (i) 4,544 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 2,272 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by Robert Richard Keehan. The address for the selling stockholder is 2739 Barbara Lane, Houston, TX 77005.

(54)

Consists of (i) 3,180 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 1,590 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by David A. Killam. The address for the selling stockholder is 176 Liberty St, San Francisco, CA 94110.

(55)

Consists of (i) 4,544 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 2,272 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by James M. Koch. The address for the selling stockholder is 112 River Park Rd, Kingsland, TX 78639.

(56)

Consists of (i) 7,272 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 3,636 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by James P. Kolar. The address for the selling stockholder is 1877 Calusa Ct, Marco Island, FL 34145.

(57)

Consists of (i) 22,724 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 11,362 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by of Investment Mgt Holdings LLC. Shay Kostiner has voting and investment control of the securities held by Investment Mgt Holdings LLC. The address for the selling stockholder is 4901 Turnbury Wood Dr, Tampa, FL 33647.

(58)

Consists of (i) 6,818 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 3,409 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by Kurtis Krentz. The address for the selling stockholder is 34177 N Ironwood Drive, Scottsdale, AZ 85266.

(59)

Consists of (i) 2,272 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 1,136 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by Richard Kunihira. The address for the selling stockholder is 26433 Margarita Lane, Loma Linda, CA 92354.

(60)

Consists of (i) 4,544 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 2,272 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by Kirkland Edward Larson. The address for the selling stockholder is 215 Happy Hollow Rd, Goodlettsville, TN 37072.

(61)

Consists of (i) 2,272 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 1,136 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by James C. Leslie. The address for the selling stockholder is 32 Manor Road, Huntington, NY 11743.

(62)

Consists of (i) 8,636 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 4,318 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by Richard Libretti. The address for the selling stockholder is 23 Ridgeline Dr, Long Valley, NJ 07853.

(63)

Consists of (i) 4,544 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 2,272 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by Richard P. Libretti & Lois Libretti JTWROS. Richard P. Libretti and Lois Libretti have voting and investment control of the securities held by Richard P. Libretti & Lois Libretti JTWROS. The address for the selling stockholder is 20 Sterling Dr., Chatham, NJ 07928.

(64)

Consists of (i) 90,906 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 45,453 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by the Shao-lee Lin Trust DTD 3-13-2023. Shao-lee Lin has voting and investment control of the securities held by the Shao-lee Lin Trust DTD 3-13-2023. The address for the selling stockholder is 23565 Park South St, Calabasas, CA 91302.
(65)

Consists of (i) 1,362 shares of common stock issuable upon exercise of Pre-Funded Warrants issuable in the Private Placement and (ii) 681 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by Paul E. Linthorst. The address for the selling stockholder is 19 Huntwood Place, Mount Vernon, NY 10552.

(66)

Consists of (i) 2,272 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 1,136 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by Kevin Mackenzie. The address for the selling stockholder is 3 Conifer Way, Beverly, MA 01915.

(67)

Consists of (i) 2,272 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 1,136 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by Samir Mammadov. The address for the selling stockholder is 10 Pine Lodge Place, Spring, TX 77382.

(68)

Consists of (i) 2,272 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 1,136 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by Tanvir Ali Master. The address for the selling stockholder is 1545 Old Millwood Road, Rockwall, TX 75087.

(69)

Consists of (i) 4,544 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 2,272 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by Larry M. Matsui. The address for the selling stockholder is 426 N Prospectors Rd, Diamond Bar, CA 91765.

(70)

Consists of (i) 2,272 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 1,136 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by Carol Matsui. The address for the selling stockholder is 1420 W Badillo St, San Dimas, CA 91773.

(71)

Consists of (i) 2,272 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 1,136 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by Maz Partners. Walter Schenker has voting and investment control of the securities held by Maz Partners. The address for the selling stockholder is 9028 Lakes Blvd, West Palm Beach, FL 33412.

(72)

Consists of (i) 145,454 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 72,727 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by William McCluskey. Due to a beneficial ownership blocker in the Pre-Funded Warrants and Warrants, the number of shares beneficially owned prior to the offering excludes 67,689 shares of common stock issuable upon the exercise of Pre-Funded Warrants and 46,991 shares of common stock issuable upon the exercise of Warrants held by William McCluskey. The address for the selling stockholder is 935 Oceanfront, Long Beach, NY 11561.

(73)

Consists of (i) 36,360 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 18,180 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by Michael W. McGuiness. The address for the selling stockholder is 230 Saw Mill River Rd Unit 7, Millwood, NY 10546.

(74)

Consists of (i) 4,542 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 2,271 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by Steven L. McKnight. The address for the selling stockholder is 8513 Swananoah Rd, Dallas, TX 75209.

(75)

Consists of (i) 4,544 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 2,272 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by Nicholas L. Miller. The address for the selling stockholder is 825 Las Palmas Dr, Santa Barbara, CA 93110.

(76)

Consists of (i) 45,454 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 22,727 shares of common stock issuable upon exercise of Warrants issued in the

Private Placement, in each case held by the Michael M Kellen Descendants 2012 GST Trust. Denise Kellen has voting and investment control of the securities held by the Michael M Kellen Descendants 2012 GST Trust. The address for the selling stockholder is 1345 Avenue of the Americas, 48th Floor, New York, NY 10105.
(77)

Consists of (i) 1,362 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 681 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by John Scott Moore. The address for the selling stockholder is 6649 Avalon Ave, Dallas, TX 75214.

(78)

Consists of (i) 1,908 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 954 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by Jorge Morazzani. The address for the selling stockholder is 2606 Powdermill Lane, Vienna, VA 22181.

(79)

Consists of (i) 2,726 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 1,363 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by Edmond Allen Morrison. The address for the selling stockholder is 50 Angus Lane, Warren, NJ 07509.

(80)

Consists of (i) 9,088 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 4,544 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by Sam Naficy. The address for the selling stockholder is 609 Los Lomas Ave, Pacific Palisades, CA 90272.

(81)

Consists of (i) 908 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 454 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by James Eric Nicely & Karen B. Nicely JTWROS. James Eric Nicely and Karen B. Nicely have voting and investment control of the securities held by James Eric Nicely & Karen B. Nicely JTWROS. The address for the selling stockholder is 56 Blackburn Road, Summit, NJ 07901.

(82)

Consists of (i) 13,632 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 6,816 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by Donald J. Nitti. The address for the selling stockholder is 1011 Grist Mill Circle, Roslyn, NY 11576.

(83)

Consists of (i) 9,086 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 4,543 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by Richard Douglas Nix Revocable Trust Dated 4-28-2019. The address for the selling stockholder is 1804 Drury Ln, Nichols Hills, OK 73116.

(84)

Consists of (i) 4,543 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 9,086 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by Jordan Nolte. The address for the selling stockholder is P.O. Box 236, Danville, CA 94526.

(85)

Consists of (i) 3,636 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 1,818 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by Mason Henry Otten & Aubree Rose Otten JTWROS. Mason Henry Otten and Aubree Rose Otten have voting and investment control of the securities held by the Mason Henry Otten & Aubree Rose Otten JTWROS. The address for the selling stockholder is 732 Polson Court, Bakersfield, CA 93314.

(86)

Consists of (i) 4,544 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 2,272 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by the Padinha Management Trust Dated 8-12-2021. Henry Padinha has voting and investment control of the securities held by the Padinha Management Trust Dated 8-12-2021. The address for the selling stockholder is 618 Vendemmia Bend, Lakeway, TX 78738.

(87)

Consists of (i) 9,090 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 4,545 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by Benjamin L. Padnos and (iii) 6,818 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (iv) 3,409 shares of common stock issuable upon exercise of the Warrants issued in the Private Placement, in each case held by the Jeffrey Padnos and Margaret Padnos 2010 GEN TR DTD 3-25-10. Benjamin L. Padnos has voting and investment control of the securities held by the Jeffrey Padnos and Margaret Padnos 2010 GEN TR DTD 3-25-10. The address for the selling stockholder is 1088 West 27th St, Holland, MI 49423.
(88)

Consists of (i) 6,818 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 3,409 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by Jeffrey S. Padnos & Margaret M. Padnos JTWROS. The address for the selling stockholder is 1088 West 27th St, Holland, MI 49423.

(89)

Consists of (i) 1,362 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 681 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by the AJP Living Trust DTD 4-1-2008. Alpesh B. Patel has voting and investment control of the securities held by the AJP Living Trust DTD 4-1-2008. The address for the selling stockholder is 11760 E Windrose Dr, Scottsdale, AZ 85259.

(90)

Consists of (i) 2,272 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 1,136 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by Thomas Puthiyamadam. The address for the selling stockholder is 63 Eastview Dr, Valhalla, NY 10595.

(91)

Consists of (i) 1,362 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 681 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by Michael F. Quinlan. The address for the selling stockholder is 195 King Caesar Rd, Duxbury, MA 02332.

(92)

Consists of (i) 1,636 shares of common stock issuable upon exercise of Pre-Funded Warrants purchased in the Private Placement and (ii) 818 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by the Peter D. Raymond Revocable Trust Dated 11-23-2012. Peter D. Raymond has voting and investment control of the securities held by the Peter D. Raymond Revocable Trust Dated 11-23-2012. The address for the selling stockholder is 11707 Blue Smoke Trail, Reston, VA 20191.

(93)

Consists of (i) 2,726 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 1,363 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by Aaron Resnick. The address for the selling stockholder is 450 Alton Road, Unit 2202, Miami Beach, FL 33139.

(94)

Consists of (i) 190,908 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 95,584 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by Erick E. Richardson. Due to a beneficial ownership blocker in the Pre-Funded Warrants and Warrants, the number of shares beneficially owned prior to the offering excludes 99,695 shares of common stock issuable upon the exercise of Pre-Funded Warrants and 81,837 shares of common stock issuable upon the exercise of Warrants held by Erick E. Richardson. The address for the selling stockholder is 11290 Chalon Drive, Los Angeles, CA 90049.

(95)

Consists of (i) 513,616 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 256,808 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by Andrew Schwartzberg. Due to a beneficial ownership blocker in the Pre-Funded Warrants and Warrants, the number of shares beneficially owned prior to the offering excludes 1,074,430 shares of common stock issuable upon the exercise of Pre-Funded Warrants and 499,108 shares of common stock issuable upon the exercise of Warrants held by Andrew Schwartzberg. The address for the selling stockholder is 11810 Grand Park Ave, Suite 625, N Bethesda, MD 20852.

(96)

Consists of (i) 908 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 454 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by Donald P. Sesterhenn. The address for the selling stockholder is 3410 Raymond Court, Racine, WI 53405.

(97)

Consists of (i) 1,362 shares of common stock issuable upon exercise of Pre-Funded Warrants purchased in the Private Placement and (ii) 681 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by Thomas Euclid Smith Jr. The address for the selling stockholder is 6415 Desco Dr, Dallas, TX 75225.

(98)

Consists of (i) 2,272 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 1,136 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by The Snow Family Trust Dated 6-4-2021. Michael Snow has voting and investment control of the securities held by The Snow Family Trust Dated 6-4-2021. The address for the selling stockholder is 1920 S Pacific Coast Hwy 111, Redondo Beach, CA 90277.

(99)

Consists of (i) 1,818 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 909 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by James Somers. The address for the selling stockholder is 2471 North 91 St, Milwaukee, WI 53226.

(100)

Consists of (i) 2,090 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 1,045 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by Stealth Funding Corp. Michael Barone has voting and investment control of the securities held by Stealth Funding Corp. The address for the selling stockholder is 228 Dutchess Avenue, Staten Island, NY 10304.

(101)

Consists of (i) 590,908 shares of common stock issuable upon exercise of Pre-Funded Warrants purchased in the Private Placement and (ii) 295,454 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by Strome Mezzanine Fund II LP. Due to a beneficial ownership blocker in the Pre-Funded Warrants and Warrants, the number of shares beneficially owned prior to the offering excludes 911,519 shares of common stock issuable upon the exercise of Pre-Funded Warrants and 430,573 shares of common stock issuable upon the exercise of Warrants held by Strome Mezzanine Fund II LP. Mark Strome has voting and investment control of the securities held by Strome Mezzanine Fund II LP. The address for the selling stockholder is 13535 Ventura Blvd, C-525, Sherman Oaks, CA 91423.

(102)

Consists of (i) 1,362 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 681 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by James Douglas Summa. The address for the selling stockholder is 39 Vestry Street, Apt 5A, New York, NY 10013.

(103)

Consists of (i) 4,542 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 2,271 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by Sweet Grass 490. Steven McKnight has voting and investment control of the securities held by Sweet Grass 490. The address for the selling stockholder is 8513 Swananoah Rd, Dallas, TX 75209.

(104)

Consists of (i) 3,636 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 1,818 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by Rajiv A. Thadani. The address for the selling stockholder is 48980 Tulare Dr, Fremont, CA 94539.

(105)

Consists of (i) 3,180 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 1,590 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by Chetan R. Vagholkar. The address for the selling stockholder is 3131 Memorial Ct, Houston, TX 77007.

(106)

Consists of (i) 1,362 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 681 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by Ellen Louise Valde. The address for the selling stockholder is 384 E Pinehurst Trail, Dakota Dune, SD 57049.

(107)

Consists of (i) 1,362 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 681 shares of common stock issuable upon exercise of Warrants issued in the

Private Placement, in each case held by Daniel M. Valerio. The address for the selling stockholder is 10320 Mackenzie Way, Dublin, OH 43017.
(108)

Consists of (i) 2,272 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 1,136 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by Gerard J. Verweij. The address for the selling stockholder is 188 Brookline Avenue, Unit 19J, Boston, MA 02215.

(109)

Consists of (i) 4,544 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 2,272 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by Greg A. Walker & Susan H. Walker JTWROS. Greg A. Walker and Susan H. Walker have voting and investment control of the securities held by Greg A. Walker & Susan H. Walker JTWROS. The address for the selling stockholder 727 Harness Creek View Dr., Annapolis, MD 21403.

(110)

Consists of (i) 9,090 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 4,545 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by Martin S. Walker. The address for the selling stockholder is 1616 Atlantic Blvd, Apt 18, Key West, FL 33040.

(111)

Consists of (i) 27,268 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 13,634 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by Brian Weitman. The address for the selling stockholder is 1457 E Washington Blvd, Los Angeles, CA 90021.

(112)

Consists of (i) 9,088 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 4,544 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by Shaheen Wirk. The address for the selling stockholder is 10041 SW 61ST Avenue, Pinecrest, FL 33156.

(113)

Consists of (i) 2,726 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 1,363 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by Kevin Wu. The address for the selling stockholder is 109 Panorama, Irvine, CA 92618.

(114)

Consists of (i) 1,818 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 909 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by Eugene Zaino. The address for the selling stockholder is 8100 Navidad Drive, Austin, TX 78735.

(115)

Consists of (i) 1,818 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 909 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by Jeffrey P. Zaleski. The address for the selling stockholder is 4159 Allegheny Drive, Troy, MI 48085.

(116)

Consists of (i) 908 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 454 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by Stephen V. Zawoyski. The address for the selling stockholder is 5503 Lakeview Dr, Minneapolis, MN 55424.

(117)

Consists of (i) 13,632 shares of common stock issuable upon exercise of Pre-Funded Warrants issued in the Private Placement and (ii) 6,816 shares of common stock issuable upon exercise of Warrants issued in the Private Placement, in each case held by Kevin J. Zegers. The address for the selling stockholder is 12643 Sarah St, Studio City, CA 91604.

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	distributions to members, partners, stockholders or other equityholders of the selling stockholders;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales and settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling stockholders for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to use commercially reasonable efforts to cause the registration statement of which this prospectus constitutes a part to remain continuously effective until the earlier of (i) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with such registration statement or (ii) the date on which all of the shares may be sold without restriction pursuant to Rule 144 of the Securities Act.

LEGAL MATTERS

Certain legal matters in connection with the offering and the validity of the securities offered by this prospectus will be passed upon by Cooley LLP, Santa Monica, California.

EXPERTS

The consolidated financial statements of Cue Biopharma, Inc. as of December 31, 2025 and 2024 and for each of the years in the two-year period ended December 31, 2025, incorporated in the prospectus by reference from the Cue Biopharma, Inc. Annual Report on Form 10-K for the year ended December 31, 2025 have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their report thereon (which report on the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern), incorporated herein by reference, and have been incorporated in this prospectus and registration statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement we filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities we are offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. We have not authorized any person to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities offered by this prospectus.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC, including our company, Cue Biopharma, Inc. The address of the SEC website is www.sec.gov.

Copies of certain information filed by us with the SEC are also available on our website at www.cuebiopharma.com. Information contained in or accessible through our website does not constitute a part of this prospectus and is not incorporated by reference into this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus. We also incorporate by reference into this prospectus the documents listed below and any future filings made by us with the SEC (other than Current Reports or portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items and other portions of documents that are furnished, but not filed, pursuant to applicable rules promulgated by the SEC) that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial filing of the registration statement of which this prospectus is a part but prior to the effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of all offerings of securities covered by this prospectus:

•

our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as filed with the SEC on March 16, 2026, including the information specifically incorporated by reference into the Annual Report on Form 10-K from our definitive proxy statement for the 2026 Annual Meeting of Stockholders;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2026, as filed with the SEC on May 14, 2026;

•

our Current Reports on Form 8-K as filed with the SEC on February  12, 2026, February  18, 2026, March  27, 2026, April  7, 2026, April  13, 2026, April  22, 2026, May  1, 2026 and June 2, 2026 (each to the extent the information in such reports is filed and not furnished); and

•

the description of our common stock in our registration statement on Form 8-A filed with the SEC on December  13, 2017, including any amendments or reports filed for the purpose of updating such description, including Exhibit 4.2 to the Annual Report on Form 10-K for the year ended December 31, 2025, which was filed with the SEC on March 16, 2026.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits which are specifically incorporated by reference into such documents. You should direct any requests for documents by writing us at 40 Guest Street, Boston, Massachusetts 02135, or by telephoning us at (617) 949-2680.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference into this document will be deemed to be modified or superseded for purposes of the document to the extent that a statement contained in this document or any other subsequently filed document that is deemed to be incorporated by reference into this document modifies or supersedes the statement.

4,090,908 Shares

Common Stock

PROSPECTUS

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the estimated costs and expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by the Registrant (except any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of its shares). All amounts shown are estimates, except for the SEC registration fee.

SEC registration fee	$11,575.92
Accounting fees and expenses	30,000.00
Legal fees and expenses	60,000.00
Printing and miscellaneous expenses	3,000.00

Total	$104,575.92

Item 15. Indemnification of Directors and Officers

The following summary is qualified in its entirety by reference to the complete Delaware General Corporation Law, or the DGCL, and our Amended and Restated Certificate of Incorporation, as amended, or the Amended and Restated Certificate of Incorporation, and our Amended and Restated Bylaws.

Section 145 of the DGCL provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (except actions by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Section 102(b)(7) of the DGCL provides, generally, that our Amended and Restated Certificate of Incorporation may contain a provision eliminating or limiting the personal liability of a director or officer to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, provided that such provision may not eliminate or limit the liability of (i) a director or officer for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) a director under section 174 of the DGCL, (iv) a director or officer for any transaction from which the director or officer derived an improper personal benefit, or (v) an officer in any action by or in the right of the corporation. No such provision may eliminate or limit the liability of a director or officer for any act or omission occurring prior to the date when such provision became effective.

Article VI of our Amended and Restated Certificate of Incorporation states that our directors shall not be personally liable to us or to our stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. Under Section 102(b)(7) of the DGCL, the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty can be limited or eliminated except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL (relating to unlawful payment of dividend or unlawful stock purchase or redemption); or (iv) for any transaction from which the director derived an improper personal benefit.

Article V of our Amended and Restated Certificate of Incorporation provides that we shall indemnify (and advance expenses to) our officers and directors to the full extent permitted by the DGCL.

We have directors’ and officers’ liability insurance insuring our directors and officers against liability for acts or omissions in their capacities as directors or officers, subject to certain exclusions. Such insurance also insures us against losses which we may incur in indemnifying our officers and directors. As permitted by the DGCL, we have entered into indemnification agreements with each of our directors and executive officers that require us to indemnify such persons against various actions including, but not limited to, third-party actions where such director or executive officer, by reason of his or her corporate status, is a party or is threatened to be made a party to an action, or by reason of anything done or not done by such director in any such capacity. We intend to indemnify directors and executive officers against all costs, judgments, penalties, fines, liabilities, amounts paid in settlement by or on behalf such directors or executive officers and for any expenses actually and reasonably incurred by such directors or executive officers in connection with such action, if such directors or executive officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful. We also intend to advance to our directors and executive officers expenses (including attorney’s fees) incurred by such directors and executive officers in advance of the final disposition of any action after the receipt by the Company of a statement or statements from directors or executive officers requesting such payment or payments from time to time, provided that such statement or statements are accompanied by an undertaking, by or on behalf of such directors or executive officers, to repay such amount if it shall ultimately be determined that they are not entitled to be indemnified against such expenses by the Company.

The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification or advancement of expenses, including, among others, provisions about providing notice to the Company of any action in connection with which a director or executive officer seeks indemnification or advancement of expenses from the Company and provisions concerning the determination of entitlement to indemnification or advancement of expenses.

Item 16. Exhibits

			Incorporated by Reference
Exhibit Number	Description of Document	Form	File No.	Exhibit	Filing Date

3.1	Amended and Restated Certificate of Incorporation of the Registrant, as amended.	10-Q	001-38327	3.1	August 12, 2025

3.2	Certificate of Amendment to the Registrant’s Amended and Restated Certificate of Incorporation, as amended	8-K	001-38327	3.1	April 22, 2026

3.3	Amended and Restated Bylaws of the Registrant.	S-1	333-220550	3.5	December 5, 2017

4.1	Form of Pre-Funded Warrant to Purchase Common Stock.	8-K	001-38327	4.2	May 1, 2026

4.2	Form of Warrant to Purchase Common Stock.	8-K	001-38327	4.3	May 1, 2026

			Incorporated by Reference
Exhibit Number	Description of Document	Form	File No.	Exhibit	Filing Date

4.3	Specimen Certificate representing shares of common stock of the Registrant	S-1	333-220550	4.1	December 5, 2017

5.1*	Opinion of Cooley LLP.

10.1	Form of Securities Purchase Agreement, dated April 30, 2026, by and among Cue Biopharma, Inc. and the Investors.	8-K	001-38327	10.3	May 1, 2026

10.2	Form of Registration Rights Agreement, dated April 30, 2026, by and among Cue Biopharma, Inc. and the Investors.	8-K	001-38327	10.4	May 1, 2026

23.1*	Consent of independent registered public accounting firm.

23.2*	Consent of Cooley LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page hereto).

107*	Filing Fee Table.

*	Filed herewith.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts on June 3, 2026.

Cue Biopharma, Inc.

By:	/s/ Shao-Lee Lin, M.D., Ph.D.
Name:	Shao-Lee Lin, M.D., Ph.D.
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Shao-Lee Lin, M.D., Ph.D., and Sumita Ray, J.D., and each one of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective on filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Shao-Lee Lin, M.D., Ph.D. Shao-Lee Lin, M.D., Ph.D.	President and Chief Executive Officer and Director (Principal Executive Officer and Interim Principal Financial Officer)	June 3, 2026

/s/ Michael Meluzio Michael Meluzio	Vice President, Principal Accounting Officer (Principal Accounting Officer)	June 3, 2026

/s/ Pasha Sarraf, M.D., Ph.D. Pasha Sarraf, M.D., Ph.D.	Chairman of the Board	June 3, 2026

/s/ Daniel Camardo Daniel Camardo	Director	June 3, 2026

/s/ Pamela D. Garzone Pamela D. Garzone	Director	June 3, 2026

/s/ Viola Meehan Viola Meehan	Director	June 3, 2026